Exhibit 99.1

Unprecedented Showcasing: AITX’s RAD Sets Sights on ISC West with Featured Presentations and Exposure

Detroit, Michigan, April 4, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce that it will have the most feature presentations and panels in Company history, and likely the most participation in the show education seminars than any other participant. RAD team members will have participation and/or leadership in a total of 9 education seminars at the 2024 International Security Conference & Exposition (ISC) West, taking place April 9-12 at the Venetian Expo in Las Vegas.

“This is going to be RAD’s busiest show ever and we’re bringing 12 team members to ensure that we’re properly supported,” said Steve Reinharz, CEO of AITX and RAD. “Not only will we have a booth packed with our amazing solutions, but RAD team members will be in high profile roles throughout the show, either presenting to the attendees, or in the booth. I am so excited for the opportunities that ISC West will deliver.”

The participation of RAD’s esteemed Board of Advisor members, including Jeffrey Slotnick (Chairman), Antoinette King, and Michael Gips in multiple panel discussions at ISC West underscores their pivotal role in guiding the security industry forward. As recognized leaders and experts in their respective fields, their insights and contributions are invaluable in addressing the persistent challenges and emerging complexities within the security landscape. Their presence at ISC West signifies RAD’s commitment to advancing the industry through collaboration, knowledge-sharing, and proactive engagement with key stakeholders.

RAD will be exhibiting in booth 20131 and will be showcasing the multiple award-winning ROSA™, RIO™ 360, AVA™, RAD Light My Way™ and SelectBlur security and safety solutions.

RAD President, Mark Folmer, CPP, PSP, FSyI, commented, “The entire RAD team and I are absolutely thrilled to embark on ISC West once again. It’s an electrifying opportunity for us to connect with new prospects, strengthen ties with our channel partners, and solidify existing relationships. We’re ready to showcase our cutting-edge solutions and innovations, and most importantly, to bring home new business, cementing partnerships that will propel us even further on our journey to revolutionize the security industry.”

On April 11 at 11:15 am, Reinharz, along with Troy McCanna, RAD’s Chief Security Officer, will be presenting an ISC West / SIA Presentation educational session titled “Autonomy vs Artificial Intelligence: Redefining the Role of Manned Security Guards.” This session will explore the increasingly relevant discussion surrounding the roles of manned security guards in an era increasingly defined by emerging technologies including AI-based devices and robotics.

RAD’s schedule of discussion panels during ISC West include:

●	April 9, 10:00 am - 11:00 am
SIA Panel: The Economics of Risk and Technology: Making Security’s Business Case for Innovation
Folmer participates in this panel discussion designed to equip security practitioners with the insights, tools, and strategies needed to advance their security programs and effectively advocate for innovation within their organizations, particularly to the C-Suite.

●	April 9, 11:15 am - 12:15 pm
SIA Panel: Cyber-Hygiene for Physical Security Projects: What Do You and Your 3rd Party Providers Need to Know?
Folmer participates in this panel discussion covering today’s increasingly digital world, it is more important than ever to ensure that our physical security systems are also secure from cyber threats.

●	April 11, 2:15 pm - 3:15 pm
SIA Panel: Security Robots: Evolution and Future Role in Facility Protection
Reinharz participates in this lively discussion, joined by executives from Cobalt Robotics, Boston Dynamics, and Knightscope, on the evolution and future of security robots in facility protection as they explore the transformation from simple surveillance devices to today’s advanced AI-driven systems.

The security industry is experiencing a significant shift towards AI-powered security solutions, marking a departure from traditional and costly human guarding methods. With advancements in artificial intelligence, robotics, and automation, businesses are increasingly turning to innovative technologies to bolster their security measures. These AI-powered solutions offer numerous advantages, including round-the-clock performance, autonomous, rapid threat detection, and cost-effectiveness compared to manned security guards.

Reinharz concluded, “Since our debut at ISC West in 2017, it’s been incredible to witness the industry’s enthusiastic embrace of RAD’s innovations. It’s apparent that we’re on the cusp of a monumental shift in the security landscape, and I couldn’t be more thrilled about the momentum we’re seeing. The industry’s eagerness to adopt our solutions signals an inevitable journey towards a future where advanced technology reigns supreme in safeguarding what matters most.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz